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                                                                    EXHIBIT 10.5


                              SERVICES AGREEMENT

     THIS SERVICES AGREEMENT is made and entered into as of the 1st day of August, 1997, by and between AMERICAN SOFTWARE, INC., a Georgia corporation ("ASI"), and LOGILITY, INC., a Georgia corporation ("Logility").

                                  WITNESSETH:

     WHEREAS, Logility and certain ASI Entities (as defined below) have entered into that certain Subsidiary Formation Agreement, dated of even date herewith, pursuant to which those ASI Entities have agreed to transfer and assign to Logility, and Logility has agreed to acquire and assume from those ASI Entities, certain tangible and intangible property and assets of those ASI Entities relating to the Business of Logility (as such term is defined in the Subsidiary Formation Agreement);

     WHEREAS, the ASI Entities have the resources, staff, and expertise to support Logility in the Business of Logility until such time as Logility has the internal staff and expertise necessary to operate independently; and

     WHEREAS, on the terms and subject to the conditions set forth herein, Logility desires to retain the ASI Entities as independent contractors to provide, directly or indirectly, certain administrative, financial, management, and other services to Logility and the Logility Subsidiaries (as defined below); and

     WHEREAS, on the terms and subject to the conditions set forth herein, ASI desires to provide, directly or indirectly, such services to Logility and its Subsidiaries.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASI and Logility, for themselves, and their respective successors and assigns, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.01.  Definitions.  As used in this Agreement, the following terms will have
       -----------
the following meanings:

     (a) "Actions" has the meaning ascribed thereto in Section 4.04.

     (b) "Agreement" means this Services Agreement as it may be amended and supplemented from time to time in accordance with the terms hereof.

     (c) "ASI" has the meaning ascribed thereto in the preamble hereto.
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     (d) "ASI Entities" means ASI and its Subsidiaries (excluding the Logility
Entities, unless otherwise required by the context), and an "ASI Entity" shall mean any of the ASI Entities.

     (e) "ASI Indemnified Person" has the meaning ascribed thereto in Section 4.03.

     (f) "ASI Plans" has the meaning ascribed thereto in Section 3.05.

     (g) "Benefit Billing" has the meaning ascribed thereto in Section 3.01.

     (h) "Benefits Services" has the meaning ascribed thereto in Section 3.05.

     (i) "Closing Date" means the date of the closing of the initial sale of Common Stock in the Initial Public Offering.

     (j) "Common Stock" means the issued and outstanding shares of Common Stock, having no par value, of Logility, and any other class of Logility capital stock representing the right to vote generally for the election of directors.

     (k) "Confidential Information" has the meaning ascribed thereto in Section 7.08.

     (l) "Cost Plus Billing" has the meaning ascribed thereto in Section 3.01.

     (m) "Customary Billing" has the meaning ascribed thereto in Section 3.01.

     (n) "Employee Welfare Plans" has the meaning ascribed thereto in Section 4.02.

     (o) "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, as amended from time to time.

     (p) "Initial Public Offering" means the issuance of shares of Common Stock to the public in an offering registered under the Securities Act of 1933, as amended.

     (q) "Logility" has the meaning ascribed thereto in the preamble hereto.

     (r) "Logility Entities" means Logility and its Subsidiaries (if and when any), and a "Logility Entity" shall mean any of the Logility Entities.

     (s) "Logility Indemnified Person" has the meaning ascribed thereto in
Section 4.05.

     (t) "Pass-Through Billing" has the meaning ascribed thereto in Section
3.01.

     (u) "Payment Date" has the meaning ascribed thereto in Section 3.06(b).

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     (v) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof), or other entity.

     (w) "Schedule I" means the first schedule attached hereto which lists the Services (other than Services relating to certain commercial services and to employee plan and benefit matters) to be provided by ASI to Logility and sets forth the related billing methodology.

     (x) "Schedule II" means the second schedule attached hereto which describes certain commercial services that may be provided by ASI to Logility and sets forth the related billing methodology.

     (y) "Schedule III" means the third schedule attached hereto which lists the Services relating to employee plans and benefit arrangements to be provided by ASI to Logility and sets forth the related billing methodology.

     (z) "Schedules" has the meaning ascribed thereto in Section 3.01.

     (aa) "Service Costs" has the meaning ascribed thereto in Section 3.01.

     (bb) "Services" has the meaning ascribed thereto in Section 2.01.

     (cc) "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to ASI or Logility, shall also include any other entity affiliated with ASI and Logility, as the case may be, that ASI and Logility may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

1.02.  Internal References.  Unless the context indicates otherwise, references
       -------------------
to Articles, Sections, and paragraphs shall refer to the corresponding articles, sections, and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.

                                  ARTICLE II
                         PURCHASE AND SALE OF SERVICES

Section 2.01.  Purchase and Sale of Services.
               -----------------------------

     (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs, ASI agrees to provide to Logility, or to procure for the provision to Logility, and Logility agrees to purchase from ASI, the services described in Schedules I, II, and III (the "Services"). Unless otherwise specifically agreed by ASI and Logility, the Services to be provided

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or procured by ASI hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, Logility prior to the Closing Date.

     (b) It is understood that (i) the Services to be provided to Logility under this Agreement will, at Logility's request, be provided to Subsidiaries of Logility, and (ii) ASI may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Logility, Logility agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.

Section 2.02.  Additional Services.  In addition to the Services to be provided
               -------------------
or procured by ASI pursuant to Section 2.01, ASI from time to time may provide additional services (including services not provided by ASI to Logility prior to the Closing Date) to Logility; provided that the scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed in writing by ASI and Logility. Upon such agreement, all such services shall be included in the term "Services" for purposes of this Agreement.

                                  ARTICLE III
                         SERVICE COSTS; OTHER CHARGES

Section 3.01.  Service Costs Generally.
               -----------------------

     (a) Schedules I, II, and III hereto (collectively, the "Schedules") indicate, with respect to each Service listed therein, whether the costs to be charged to Logility for such Service or program are determined by (i) the customary billing method ("Customary Billing"), (ii) the pass-through billing method ("Pass-Through Billing"), (iii) the cost-plus-fixed-fee billing method ("Cost Plus Billing"), or (iv) a calculation of certain costs relating to employee benefit plans and benefit arrangements ("Benefit Billing"). The Customary Billing, Pass-Through Billing, Cost Plus Billing, and Benefit Billing methods applicable to the Services provided to Logility are collectively referred to herein as the "Service Costs". Logility agrees to pay to ASI in the manner set forth in Section 3.06 the Service Costs applicable to each of the Services provided by ASI.

     (b) As provided herein, ASI shall permit eligible Logility employees to participate in certain of the ASI Plans. In addition to reimbursing ASI for the Services as set forth herein, Logility shall reimburse ASI for ASI's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain ASI personnel expenses), subject to Section
3.05 hereof, relating to participation by Logility employees in the ASI Plans. It is the express intent of the parties that Service Costs relating to the administration of Logility employee plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR (S) 2550.408c-2.

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Section 3.02.  Customary Billing.  The costs of Services determined by the
               -----------------
Customary Billing method shall be comparable to the costs for comparable services charged from time to time to other businesses and Subsidiaries operated by an ASI Entity.

Section 3.03.  Pass-Through Billing.  The costs of Services determined by the
               --------------------
Pass-Through Billing method shall be equal to the third-party costs and expenses incurred by any ASI Entity on behalf of any Logility Entity. If an ASI Entity incurs costs or expenses on behalf of any Logility Entity as well as other businesses operated by such ASI Entity, the ASI Entity will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as such ASI Entity shall determine in the exercise of its reasonable judgment. ASI shall apply usual and customary accounting conventions in making such allocations, and ASI or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. ASI shall make copies of such books and records available to Logility upon request and with reasonable notice.

Section 3.04.  Cost Plus Billing.  The costs of Services determined by the Cost
               -----------------
Plus Billing method, as set forth on Schedule II, shall be equal to the costs and expenses incurred by any ASI Entity on behalf of any Logility Entity, plus a fixed percentage of such costs and expenses to be negotiated by the parties in good faith. If an ASI Entity incurs costs or expenses on behalf of any Logility Entity as well as other businesses operated by such ASI Entity, the ASI Entity will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as the ASI Entity shall determine in the exercise of its reasonable judgment. ASI shall apply usual and customary accounting conventions in making such allocations, and ASI or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. ASI shall make copies of such books and records available to Logility upon request and with reasonable notice.

Section 3.05.  Benefit Billing.
               ---------------

     (a) Prior to the Closing Date, certain employees of Logility participated in certain benefit plans sponsored by ASI. On and after the Closing Date, Logility employees shall continue to be eligible to participate in certain ASI Plans, as specified by ASI prior to the Closing Date ("ASI Plans"), subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Closing Date, subject to regulatory requirements and the provisions of Section 4.01 hereof, ASI will continue to provide Benefits Services to and in respect of Logility employees with reference to such ASI Plans as it administered them prior to the Closing Date.

     (b) The costs payable by Logility for Services relating to employee plans and benefit arrangements ("Benefits Services") may be charged on the basis of Customary Billing, Pass-Through Billing, or Benefit Billing. In addition, the costs associated with certain plans and programs identified in Schedule III will be paid principally through employee payroll deductions for such plans and programs. Benefit Services consist of those categories of Services which are more fully described on Schedule III attached hereto.

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     (c) Each party to this Agreement may request changes in the applicable terms of, or services relating to, ASI Plans. approval of which shall not be unreasonably withheld; provided, however, that approval of changes in the terms of any ASI Plans shall be in the sole discretion of ASI.

     (d) ASI and Logility agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with ASI Plans. Such coordination, upon request, will include, without limitation, the following: sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other independent third party contracts, and providing for review of all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures and plan documents.

Section 3.06.  Invoicing and Settlement of Costs.
               ---------------------------------

     (a) ASI will invoice Logility for the Service Costs on a monthly basis, in arrears, either directly or through an intracompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to the Logility Entities prior to the Closing Date (except as otherwise agreed). In connection with the invoicing described in this Section 3.06(a), ASI will provide to Logility the same billing data and level of detail as it customarily provides to other businesses and Subsidiaries operated by ASI and such other data as may be reasonably requested by Logility.

     (b) Logility agrees to pay within thirty (30) days after each date on which ASI invoices Logility for the Service Costs (each, a "Payment Date"), at ASI's option upon reasonable notice to Logility, through ASI's intracompany billing system, cash management systems, or, if requested by ASI, by wire transfer of immediately available funds payable to the order of ASI, and in any event without set off, defense, or demand, all amounts invoiced by ASI pursuant to paragraph (a) above during the preceding calendar month (or since the Closing Date. in the case of the first Payment Date). If Logility fails to pay any monthly payment within thirty (30) days of the relevant Payment Date, Logility shall be obligated to pay, in addition to the amount due on such Payment Date, simple interest on such amount at a rate of one percent (1%) per month.

     (c) Except as otherwise provided in the Schedules or agreed in writing by the parties, Logility shall take such action as is necessary to establish bank accounts (to be funded by Logility) or to otherwise fund all wage and salary payments to Logility employees and to fund all medical, retirement, and other benefit claims payable to or on behalf of Logility employees and their dependents to the extent not covered by third party insurance. Payroll services and benefit claims processing activities performed by ASI or ASI's subcontractors shall be coordinated to facilitate payments. Following prior written notice of not less than fifteen (15) business days, ASI shall be relieved of any obligation to deliver benefit and payroll services under this

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Agreement to the extent that such bank accounts or other funding arrangements are not established at the time drafts are presented for payment, or at any time when there are insufficient funds in the relevant account or such other arrangements fail to satisfy a properly presented claim.

Section 3.07.  Amended Schedules.  ASI may, from time to time, prepare and
               -----------------
deliver to Logility revised versions of any or all Schedules, setting forth with respect to the Services described in such Schedules, any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services pursuant to such revised Schedules. Except as otherwise provided in Article V, or as Logility and ASI may otherwise agree, and except as specifically described in this Agreement (including the Schedules), ASI may not change the method of allocating and charging the Service Cost of any Service provided to Logility unless Logility is notified in writing not less than ninety (90) days in advance of implementing such revised method.

                                  ARTICLE IV
                                 THE SERVICES

Section 4.01.  Standard of Care.  Except as otherwise agreed with Logility or as
               ----------------
described in this Agreement, and provided that ASI is not restricted by contract with third parties or by applicable law, ASI agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which ASI provides from time to time throughout its businesses; provided that in no event shall such standard of care be less than the standard of care that ASI has customarily provided to Logility with respect to the relevant Service prior to the Closing Date. ASI shall use its reasonable efforts to ensure that the nature and quality of Services provided to Logility employees, either by ASI directly or through administrators under contract, shall be undifferentiated as compared with the same services provided to or on behalf of ASI employees under ASI Plans.

Section 4.02.  Delegation.  Subject to Section 4.01 above, Logility hereby
               ----------
delegates to ASI final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which Logility has elected to participate and which are administered by ASI under this Agreement (collectively, the "Employee Welfare Plans"). ASI may further delegate such authority to plan administrators to:

     (i)provide administrative and other services;

     (ii)reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

     (iii)make a full and fair review of each claim, denial, and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty (60) days after receipt of the notice of denial, a claimant requests in writing a review

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for reconsideration of such decisions.  The administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

     (iv)notify the claimant in writing of its decision on review.

Section 4.03.  Limitation of Liability.  Logility agrees that none of the ASI
               -----------------------
Entities and their respective directors, officers, agents, and employees (each, an "ASI Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Logility Entity for or in connection with the Services rendered or to be rendered by any ASI Indemnified Person pursuant to this Agreement, the transactions contemplated hereby, or any ASI Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such ASI Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions, or inactions.

Section 4.04.  Indemnification of ASI Indemnified Persons by Logility.  Logility
               ------------------------------------------------------
agrees to indemnify and hold harmless each ASI Indemnified Person from and against any damages, and to reimburse each ASI Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any ASI Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any ASI Indemnified Person pursuant to this Agreement, the transactions contemplated hereby, or any ASI Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Logility will not be responsible for any damages of any ASI Indemnified Person that have resulted from such ASI Indemnified Person's gross negligence or willful misconduct in connection with any of the Services, actions, or inactions referred to above.

Section 4.05.  Indemnification of Logility Indemnified Persons by ASI.  ASI
               ------------------------------------------------------
agrees to indemnify and hold harmless each Logility Entity and its respective directors, officers, agents, and employees (each, a "Logility Indemnified Person") from and against any damages, and will reimburse each Logility Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any Action, arising out of the gross negligence or willful misconduct of any ASI Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 4.06.  Further Indemnification.  To the extent that any other Person has
               -----------------------
agreed to indemnify any ASI Indemnified Person or to hold an ASI Indemnified Person harmless and such Person provides services to ASI or any affiliate of ASI relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, ASI will exercise reasonable efforts to (i) make such agreement applicable to any Logility Indemnified Person so that each Logility Indemnified Person is held harmless or indemnified to the same extent as any ASI Indemnified Person, or (ii) otherwise make available to each Logility Indemnified Person the benefits of such agreement.

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Section 4.07.  Reports.  ASI shall provide or shall cause to be provided to
               -------
Logility with data or reports requested by Logility relating to (i) benefits paid to or on behalf of Logility employees under ASI Plans, including but not limited to financial statements, claims history, and census information, and
(ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. ASI will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by ASI or on behalf of ASI generally for its businesses shall be billed as part of the Benefit Costs. The cost for additional reports shall be billed as incremental costs in accordance with Section 3.06.

                                   ARTICLE V
                             ADDITIONAL AGREEMENT

Section 5.01.  Notice.  Unless otherwise agreed in writing by the parties,
               ------
Logility agrees to provide ASI with at least sixty (60) days prior written notice of any material change in the eligible Logility employees and retirees covered by ASI Plans, and any change in the scope of Services to be provided by ASI with respect thereto. Notwithstanding the preceding sentence, if Logility provides ASI with less than sixty (60) days notice of any such change and ASI is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, than ASI shall implement the requested change.

                                  ARTICLE VI
                             TERM AND TERMINATION

Section 6.01.  Term.  Except as otherwise provided in this Article VI or in
               ----
Section 7.05, or as otherwise agreed in writing by the parties, this Agreement shall have an initial term of three years from the Closing Date, and will be renewed automatically thereafter for successive one-year terms unless either Logility or ASI elects not to renew this Agreement upon not less than one hundred and eighty (180) days' written notice.

Section 6.02.  Termination.
               -----------

     (a) Logility may from time to time terminate this Agreement with respect to one or more of the Services upon giving at least sixty (60) days' prior notice to ASI.

     (b) ASI may from time to time terminate this Agreement with respect to one or more of the Services upon giving at least one hundred twenty (120) days' prior notice to Logility.

     (c) This Agreement will be subject to termination by either Logility or ASI upon ninety (90) days' written notice if ASI ceases to own shares of Common Stock representing more than fifty (50%) of the voting power of the Common Stock of Logility.

     (d) Notwithstanding anything to the contrary in this Section 6.02, ASI may, at its option, immediately terminate this Agreement as it relates to any given

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Service if ASI would otherwise not be required to provide such Service with respect to any employee benefit plan or program that is substantially similar to a corresponding plan or program of ASI (as such plans and programs of ASI exist from time to time) or if the method of delivering such Service would no longer be substantially similar to the manner in which such Service was delivered to the Logility Entities, as such delivery may change from time to time. ASI shall give Logility as much advance notice as is reasonably possible in connection with any planned early termination of a Service with respect to any employee benefit plan or program.

     (e) Notwithstanding anything to the contrary in this Schedule 6.02, ASI may terminate any affected Service at any time if Logility shall have failed to perform any of its material obligations under this Agreement relating to any such Service, ASI has notified Logility in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt of Logility of notice of such failure.

     (f) Notwithstanding anything to the contrary in this Section 6.02, Logility may terminate any affected Service at any time if ASI shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Logility has notified ASI in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by ASI of notice of such failure.

     (g) Notwithstanding anything to the contrary in this Section 6.02, either ASI or Logility may terminate coverage of Logility under ASI's umbrella liability, property, casualty or fiduciary insurance policies (as more fully described in Schedule I) at any time on ninety (90) days written notice prior to the anniversary day of the policy; provided that a replacement policy, acceptable to ASI, is entered into by Logility.

Section 6.03.  Effect of Termination.
               ---------------------

     (a) Other than as required by law, upon termination of any Service pursuant to Section 6.02, and upon expiration of the term of this Agreement, without renewal, in accordance with Section 6.01, ASI will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement), and Logility will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) Logility shall remain liable to ASI for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) ASI shall continue to charge Logility for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Logility shall be obligated to pay such expenses in accordance with the terms of this Agreement, and (iii) the provisions of Articles IV, V, VI and VII shall survive any such termination. All program and administrative costs attributable to Logility employees for ASI Plans that relate to any period after the effective date of any such termination shall be for the account of Logility.

     (b) Following termination of this Agreement with respect to any Service, ASI and Logility agree to cooperate in providing for an orderly transition of such Service to Logility or to a successor service provider. Without limiting the foregoing, ASI agrees to (i) provide, within ninety (90) days of the termination, copies in a format designated by ASI of all records relating directly or indirectly to benefit determinations of Logility employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law, and (ii) work with Logility in developing a transition schedule.

                                  ARTICLE VII
                                 MISCELLANEOUS

Section 7.01.  Other Agreements.  In addition to the services described herein,
               ----------------
ASI is providing Logility with certain additional services pursuant to a Facilities Agreement and a Tax Sharing Agreement.

Section 7.02.  Future Litigation and Other Proceedings.  In the event that a
               ---------------------------------------
Logility Entity (or any of its officers or directors) or an ASI Entity (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that a Logility Entity (or any of its officers or directors) and an ASI Entity (or any of its officers and directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to its respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 7.03.  No Agency.  Nothing in this Agreement shall constitute or be
               ---------
deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party as the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

Section 7.04.  Subcontractors.  ASI may hire or engage one or more
               --------------
subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 4.03, ASI will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Logility.

Section 7.05.  Force Majeure.
               -------------

     (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

     (b) Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

     (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, any estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed by more than sixty (60) days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

Section 7.06.  Entire Agreement.  This Agreement (including the Schedules
               ----------------
constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.07.  Information.  Subject to applicable law and privileges, each
               -----------
party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 7.08.  Confidential Information.  Logility and ASI hereby covenant and
               ------------------------
agree to hold in trust and confidence all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed or obtained by either party to the other as a result of the relationship between the parties existing by virtue of this or any other agreement of the parties, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 7.08, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 7.08 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this
Section 7.08.

Section 7.09.  Notices.  Any notice, instruction, direction or demand under the
               -------
terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

                         (a)  If to Logility, to:

                              Logility, Inc.
                              470 East Paces Ferry Road
                              Atlanta, Georgia  30305
                              Attention: Chief Financial Officer
                              Fax: 404/264-5394

                         (b)  If to ASI, to:

                              American Software, Inc.
                              470 East Paces Ferry Road
                              Atlanta, Georgia  30305
                              Attention: Controller
                              Fax: 404/264-5813

or to such other addresses or facsimile numbers as may be specified by like notice to the other parties.

Section 7.10.  Governing Law.  This Agreement shall be construed in accordance
               -------------
with and governed by the laws of the State of Georgia.

Section 7.11.  Severability.  If any provision of this Agreement shall be
               ------------
invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and unforced accordingly.

Section 7.12.  Amendment.  This Agreement may only be amended by a written
               ---------
agreement executed by both parties hereto.

Section 7.13.  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

Section 7.14.  Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
inure to the benefit of the parties hereto and their respective successors and permitted assigns. The foregoing notwithstanding, and except as provided in
Section 7.04, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

Section 7.15.  Dispute Resolution.  In the event that any dispute arises between
               ------------------
Logility and ASI in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the Unresolved Dispute shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association ("AAA") in Atlanta, Georgia, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. Logility and ASI shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by Logility and ASI. If the two arbitrators selected by Logility and ASI are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date and year first above written.


                               AMERICAN SOFTWARE, INC.

                               BY: /s/  James C. Edenfield
                                       ----------------------------------------
                               NAME: JAMES C. EDENFIELD

                               TITLE: PRESIDENT


                               LOGILITY, INC.

                               BY: /s/ J. Michael Edenfield
                                       ----------------------------------------

                               NAME: J. MICHAEL EDENFIELD

                               TITLE: PRESIDENT

                        Services Agreement - Schedule I
                          General Corporate Services

SERVICE

PART I -- CORPORATE AND SHARED SERVICES.

A. The "Customary Billing" methodology, based on ASI's internal apportionment formulas, shall be used for each of the following services:

     -  Travel administration;

     -  Property administration;

     -  Office of the Chief Information Officer;

     -  Transaction processing and accounting;

     -  Money and banking and other treasury services;

     -  Corporate Controller's Headquarters (financial planning and analysis);

     - Human resource services--baseline, corporate, shared, and transition services;

     -  Company-wide and executive training, development, and administration;

     - Corporate general and administrative purchasing and "core group" purchasing;

     -  Environmental health and safety;

     -  Trade (import/export and shipping services);

     -  Corporate security;

     -  Credit and collection; and

     -  Insurance Policies (including liability, property, and casualty).

A. The "Pass-Through" methodology, based on ASI's internal apportionment formulas, shall be used for each of the following services, unless and until such third-party costs may be billed directly to Logility:

     -  Tax return preparation

PART II -- COMPUTING AND COMMUNICATIONS SERVICES. The Customary Billing methodology, based on actual usage, shall be used for each of the following services:

     -  Global data processing;

     -  Voice/data transmission services;

     -  Timesharing (computer resources);

     -  Personal computer and work station (maintenance and repair services);

     -  Contract administration; and

     -  Global telecommunications and network services.

                       Services Agreement - Schedule II
                             Professional Services

Professional services to be provided under this Agreement shall include any professional or other commercial services that ASI provides from time to time to third parties on a fee basis, in each case as requested by Logility to be provided by ASI, unless ASI determines in its reasonable discretion that the provision of such requested services would not be economic or would be otherwise unfeasible. All such services shall be provided in accordance with the Cost Plus Billing method, with the percentage of costs and expenses to be negotiated by the parties in good faith.

                       Services Agreement - Schedule III
                               Benefits Services

SERVICE                                                       BILLING
                                                             METHODOLOGY
The Customary Billing methodology, based on apportioned customary ASI "Fringe Rate" allocations, (except as noted) shall be used for each of the following services:

MEDICAL/DENTAL PROGRAMS

Benefits/Claims

     -   Claims costs for Logility Employees                 Customary Billing
         participating in ASI Plans and programs

Administration

     - Administration of Logility plans and programs:        Customary Billing

         - maintenance of eligibility files upon Logility's notification of status changes

         - claim adjudication under the terms of applicable plans

         - maintenance of toll-free telephone lines for inquiries, etc.

         - support services (internal and external, including COBRA)

Participant Contributions

     -  Participant contributions for deductions above       Payroll Deduction
        plans or direct bill to employees/retirees

OTHER BENEFIT PLANS

Life Insurance (including Accidental                         Customary Billing
Death and Dismemberment)

Savings/Retirement Plans
     - Company match/retirement contribution                 Customary Billing
     - Participant Contributions                             Payroll Deduction

Long-Term Disability Plans
     - Employer contributions                                Customary Billing
     - Employee contributions                                Payroll Deduction

Other Benefit Support Services
     - Audit, legal, actuarial fees and related              Customary Billing
       recoveries
     - Payroll support of benefits administration            Customary Billing
       (insurance. savings, other benefit plans and statutory requirements)

Payroll Services                                             Customary Billing